EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Leases

Expanded Facilities

FOR IMMEDIATE RELEASE

Friday, September 21, 2012

LAKE BARRINGTON, IL, September 21, 2012 -- CTI Industries Corporation (NASDAQ Capital Market - CTIB), a manufacturer and marketer of home storage pouches and systems, foil balloons, latex balloons, novelty items and printed and laminated films, today announced that the company has entered into a four and one-half year lease of expanded facilities for its warehouse, fulfillment and operations functions. The facility, encompassing approximately 116,000 square feet of warehouse and office space is located in Lake Zurich, Illinois, approximately 6 miles from its principal plant and offices in Lake Barrington, Illinois. The facility will replace current warehouse locations comprising about 55,000 square feet with lease terms expiring on December 31, 2012.

The newly-leased facility will provide additional warehouse space to accommodate increased inventory levels and fulfillment activities related both to CTI’s consumer storage product lines and its novelty balloon product lines. CTI will also conduct balloon inflation operations at the facility and will utilize the office areas for customer service, fulfillment and warehouse management operations.

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CTI Industries is one of the leading manufacturers and marketers of metallized and latex balloons, develops, produces and markets bags and pouches for home storage and for packaging applications and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Forms 10-K and 10-Q.